Exhibit 10.1

Max Sound Corporation 2902a Colorado Avenue Santa Monica, CA 90404

MAX-D API AUDIO PROCESSOR
License Agreement
HARDWARE, API CODE, PATENT, COPYRIGHT, TRADEMARK, TRADE SECRET AND KNOW-HOW

AN AGREEMENT BY AND BETWEEN

MAX SOUND CORPORATION	AND	Akyumen Technologies Corp.,
(hereinafter called “LICENSOR”)		(hereinafter called “LICENSEE”)
of 2902A Colorado Avenue Santa Monica, CA 90404		8560 Sunset Blvd, Suite 500 Los Angeles, CA 90069

Email address of LICENSOR for transmission of monthly royalty reports (Section 4.05): greg@maxsound.com

LICENSOR's bank and account number for wire transfer of royalty payments (Section 4.05):

Bank:
Bank Address:
Bank Telephone:
Account Name:
Account Address:
Account Number:
ABA Number:

Identification of bank with respect to whose prime rate interest is calculated on overdue royalties (Section 4.06): Bank of America

Address of LICENSEE for communications not otherwise specified (Section 8.04):

Licensee Name: Akyumen Technologies Corp.,
Address: 8560 Sunset Blvd, Suite 500 Los Angeles, CA 90069
Telephone: 520-305-9094

SIGNATURES:

On behalf of:	LICENSOR	LICENSEE

Signature:	/s/ Gregory Halpern	/s/ Aasim Saied
Name:	Gregory Halpern	Aasim Saied
Title:	Chairman / CFO	President

Date:	May 28, 2014

Witnessed by Name:	Paul Myers / Dir. Of Operations
Witnessed by Signature:	/s/ Paul Myers

Effective Date of Agreement: May 28, 2014

Devices included in this Agreement:

Device Name:	Model Number:
1. Hawk	1.
2. Falcon	2.
3. Other Mutually Approved Akyumen Manufactured Devices	3.

Additional devices must have a new Agreement.

TABLE D – LICENSE AMOUNT AND PAYMENT SCHEDULE

LICENSE FEE: Upon receipt of payment from first LICENSEE sales (but no later than within three months of receipt of payment from first sale), LICENSEE shall pay to LICENSOR 50% of the NRE (Non-Recurring Engineering costs) incurred by LICENSOR to port the API AUDIO PROCESSOR onto the Licensee’s Devices OS (Hawk and Falcon models).

LICENSEE shall pay Licensor $2.50 USD per Licensed Product upon receipt of payments resulting from the sale of Licensed Product to wholesaler or retailer.

MONTHLY LICENSE FEE:  LICENSEE will pay LICENSOR the monthly total LICENSE FEE amount LICENSEE generates payable 15 business days after the prior Month (aka 1-month period).

TERM: This Fee structure shall remain in place for the life of the agreement, unless the parties mutually agree in writing to other terms in the future.

Initial /s/ Gregory Halpern /s/ Aasim Saied	Private, Confidential, and Proprietary © 2014 Max Sound Corporation	pg. 2

INDEX

Preamble

1.   DEFINITIONS
1.1.  - "LICENSOR"
1.2.  -"LICENSEE"
1.3.  -"Intellectual Property"
1.4.  -"MAXD API"
1.5.  - "MAXD API Specification"
1.6.  - "Licensed Trademark"
1.7.  - "Licensed Product"
1.8   - "Licensed Works"
1.9 - "Derivative Works"
1.10 - " LICENSOR Deliverables"
1.11 - "Know How"
1.12 - "Sensitive Information"
1.13 - "Licensor's Trademarks"
1.14 - "License Fee"
1.15 - “Other-Trademark Purchaser"
1.16 - "Effective Date"

2.   LICENSES GRANTED

3.   USE OF TRADEMARKS AND INTELLECTUAL PROPERTY

4.   PAYMENTS
4.1 - Initial Payment
4.2 – License Fee
4.3 - Royalty Applicability
4.4 - Royalty Payments and Statements
4.5 - Books and Records
4.6 - Rights of Inspecting Books and Records

5.   STANDARDS OF MANUFACTURE AND QUALITY
5.1 - Standardization and Quality
5.2 - Right to Inspect Quality

6.   TERMINATION AND EFFECT OF TERMINATION
6.1 - Expiration of Agreement
6.2 - Termination for Cause
6.3 - Effect of Termination

7.   LIMITATIONS OF RIGHTS AND AUTHORITY
7.1 - Limitation of Rights
7.2 - Limitation of Authority
7.3 - Disclaimer of Warranties and Liability; Hold Harmless
7.4 - Limitation of Assignment by LICENSEE
7.5 - Compliance with U.S. Export Control Regulations

8. MISCELLANEOUS PROVISIONS
8.1 - Language of Agreement; Language of Notices
8.2 - Stability of Agreement
8.3 - Public Announcements
8.4 - Address of LICENSEE and LICENSOR for all Other Communications
8.5 - Applicable Law
8.6 - Choice of Forum; Attorneys' Fees
8.7 - Construction of Agreement
8.8 - Captions
8.9 - Singular and Plural
8.10 - Complete Agreement

Initial /s/ Gregory Halpern /s/ Aasim Saied	Private, Confidential, and Proprietary © 2014 Max Sound Corporation	pg. 3

8.11 - Severability
8.12 - Company Representation and Warranty
8.13 - Execution

9.   APPENDICES
Appendix A - MAX SOUND MAX-D API AUDIO PROCESSOR
Appendix B - TYPICAL SPECIFICATIONS FOR MAX SOUND MAX-D API
Appendix C – MAX SOUND MAX-D API LICENSEE INFORMATION MANUAL
Appendix D – MAX SOUND logos and trademarks
Appendix E – Deliverables

Initial /s/ Gregory Halpern /s/ Aasim Saied	Private, Confidential, and Proprietary © 2014 Max Sound Corporation	pg. 4

LICENSE AGREEMENT

WHEREAS, LICENSOR is an innovator in the field of audio signal processing systems and has developed applications directed to improvements and enhancements in audio recording, playback, and other media related areas;

WHEREAS, LICENSOR desires to license certain of its Intellectual Property and know-how, specified herein, to LICENSEE for use with certain of LICENSEE'S products, specified herein; and

WHEREAS, LICENSEE is engaged in manufacturing and selling Android hardware devices (licensed models are specified in this contract).

WHEREAS, LICENSEE represents that it can develop a substantial market for the hardware devices identified with LICENSOR's trademarks and using LICENSOR’S licensed technology as provided herein;

WHEREAS, LICENSOR is willing to grant LICENSEE a license under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, LICENSOR and LICENSEE agree as follows:

SECTION 1 - DEFINITIONS

1.	“LICENSOR” means MAX SOUND CORPORATION, a Delaware corporation, with its principle place of business in Santa Monica, California, and its successors and assigns.

2.	“LICENSEE" means any entity so identified in this Agreement.

3.	“Intellectual Property” means all patent, trademark, copyright and trade secret rights recognized by law in connection with this Agreement.

4.
“MAX-D API” means an API (Application Programming Interface) version of LICENSOR’s Intellectual Property protected and protectable and/or proprietary audio processing system that is suitable for use in appropriate platforms with different products, such as the Licensed Product, to achieve audio improvement and enhancement.

5.
"MAX-D API Specification" means the specifications for the MAX-D API, which include the MAX-D API operating parameters as specified in Appendix B entitled "MAX-D API," and the "Specifications for MAX SOUND MAX-D API" as specified in Appendix C, of this Agreement.

6.	"Licensed Trademark" means one or more of the following:

a.	the word mark "MAX-D" and “MAX SOUND”
b.	the MAX-D Logo, which is also referred to as the “MAX-D symbol”, depicted in Appendix D of this Agreement]
c.	The Max-D trade dress corresponding to its “look and feel”

7.	"Licensed Product" means a complete ready-to-use professional software or hardware package which:

1.	contains one MAX-D AUDIO PROCESSOR API;

2.	is designed to process the audio channels from the content either stored on the device or streamed into the device, into MAX-D processed audio when running on a suitable hardware platform OS;

3.	is used as an audio processor in Akyumen’s licensed hardware device and delivered via the Akyumen licensed device that is manufactured by the LICENSEE.

Processors that execute the MAX-D API in Licensed Products must be certified by LICENSOR as adequate to perform the required function. There will be no Licensed Product available as a stand-alone software package.

Initial /s/ Gregory Halpern /s/ Aasim Saied	Private, Confidential, and Proprietary © 2014 Max Sound Corporation	pg. 5

8.
"Licensed Works" shall mean all licensed rights owned by LICENSOR, or owned by others to which MAX SOUND has a right to sublicense, which may be used for the development, design, manufacture, sale, or other use of Licensed Products.

9.	"Derivative Works" - shall mean any product, processes or other works derived from or based on any of the Licensed Works regardless of format or form.

10.	"LICENSOR Deliverables" shall mean any and all items delivered by LICENSOR to LICENSEE which enable LICENSEE to design and test Licensed Products, including:

a.	MAX-D API audio processor code in "C++", of the current revision,
b.	Documentation accompanying said code,

11.
“Know-How" means Intellectual Property protected and protectable information, as well as skills, experience, and other know-how, recorded or unrecorded, accumulated and owned by LICENSOR, relating to the Licensed Products, including designs, drawings, reports, memoranda, blue-prints, specifications.

12.
"Sensitive Information" means Know-How, and proprietary business information including marketing information, product plans, business plans, royalty, and sales information, customer lists and the like.

13.	"LICENSOR's Trademarks" means any trade name, logo, service mark or trade dress used and/or owned by LICENSOR.

14.	License Fee means a license fee corresponding to the MAX-D process installed into the licensed hardware that is manufactured, used, leased, sold or otherwise disposed of by LICENSEE.

15.	"Other-Trademark Purchaser" means any customer of LICENSEE who, with LICENSEE's knowledge, intends to resell, use or lease the Licensed Products under a trademark other than LICENSOR's Trademarks.

16.
"Effective Date" means the effective date of this Agreement and is the date of execution this Agreement, or, if this Agreement requires validation by any governmental or quasi-governmental body, the "Effective Date" is the date of validation of this Agreement.

SECTION 2 - LICENSES GRANTED

LICENSOR hereby grants LICENSEE an individual non-transferable, indivisible and non-exclusive worldwide license as set forth in this Agreement.

1)
LICENSEOR hereby grants LICENSEE the right, but not the obligation, to embed, upload, make and/or use, but not modify, the MAX-D API audio processor source code on Devices, for the sale of Licensed Products to end users (either directly or through third party distributors), for such end users use of the MAX-D API audio processor in day to day use of the Licensed Products.  LICENSOR further grants LICENSEE the right, subject to the terms and conditions of this Agreement, to market and promote the Intellectual Property and its availability on the Licensed Products.

2)	LICENSOR further grants LICENSEE the right to distribute but not modify, the Licensed Works in order to make available to end users the Licensed Works on Licensed Products.

a)	To market, sell, distribute, maintain, and support the Derivative Works in API format only.

b)	Notwithstanding the licenses granted above,

i)
no license is granted under this Agreement to lease, sell, transfer, or otherwise dispose of any subset or portion of a Licensed Product, partially assembled products, products in kit form, and knocked-down or semi-knocked-down products;

Initial /s/ Gregory Halpern /s/ Aasim Saied	Private, Confidential, and Proprietary © 2014 Max Sound Corporation	pg. 6

ii)
no license is granted under this Agreement to use any Licensed Trademark in connection with offering for sale or in advertising and/or informational material relating to any Licensed Product which is not marked as provided in this Agreement;

iii)	no license is granted under this Agreement with respect to the use of any Licensed Trademark on or in connection with products other than Licensed Products;
iv)	no right is granted with respect to LICENSOR's Intellectual Property, except with respect to the use of said property as provided in this Agreement on and in connection with Licensed Products; and
v)	no license is granted to sell, distribute, lease, rent or otherwise dispose of Licensed Derivative Works that are not linked to the sale of a specific Licensed Product; and
vi)	no right to grant sublicenses other than end-user licenses specifically allowed under Section 2 is granted under this Agreement.

SECTION 3 - OTHER OBLIGATIONS OF THE LICENSOR AND LICENSEE

1.
LICENSEE's use of the LICENSOR’S Intellectual Property rights shall be subject to the obligations of this Agreement as well as additional provisions, which LICENSOR may issue from time to time subject to the following procedure:

I)	LICENSOR shall provide reasonable advance notice of any additional provisions which LICENSOR desires to incorporate into this Agreement;

II)
If LICENSEE does not object to such provisions in writing within ten (10) days of receipt of such notice, said provisions shall be incorporated into this Agreement within a reasonable time of receipt of notice;

III)	If LICENSEE notifies LISENSOR that LICENSEE objects to any additional provisions that LICENSOR desires to incorporate, the parties shall negotiate in good faith a mutually agreeable compromise;

IV)	In the event that the parties cannot mutually agree with respect to such additional provisions, either party may terminate this Agreement upon ninety (90) days prior written notice.

2.
LICENSEE shall comply with the requirements of the terms of this Agreement and, subject to Section 3.1 above; such additional provisions as LICENSOR may issue from time to time, and shall, take all commercially reasonable measures, and subject to all applicable laws, ensure that its subsidiaries, agents, distributors, and dealers throughout the world comply with such requirements.

3.
LICENSEE shall, to the extent commercially reasonable, prominently mark the Licensed Product and/or the user interface to the Licensed Product in the following way: “MAX-D, Audio Perfected” as shown in the logo in Appendix D.

4.
The mark identified in Section 3, may also be used at least once in a prominent manner in all advertising and promotions for such Licensed Product; to the extent commercially reasonable, such usages shall be no less prominent and in the same relative size and proportion as the most prominent third party other trademark(s) appearing on such Licensed Product or in the advertising and promotion thereof.

5.	LICENSEE may not use the Licensed Trademarks in advertising and promotion of a product not marked in accordance with the requirements of this Section.

6.
In every instance of use of a Licensed Trademark, , except on the exposed main control surface of a Licensed Product, LICENSEE shall provide public notice that such Licensed Trademark is a trademark by using the superscript letters "™" after the respective trademark, or, in case of a registered mark, by use of the trademark registration symbol "®" (the capital letter R enclosed in a circle) as a superscript after the respective trademark. LICENSOR shall inform LICENSEE as to which notice form is used.

Initial /s/ Gregory Halpern /s/ Aasim Saied	Private, Confidential, and Proprietary © 2014 Max Sound Corporation	pg. 7

7.	LICENSEE shall use commercially reasonable efforts to ensure that the appropriate trademark notices, as set forth in this Section, appear in advertising for such Licensed Products at the retail level.

8.
LICENSOR's ownership of Licensed Trademarks shall be prominently displayed and indicated in each instance of use by LICENSEE on a Licensed Product, , on promotional products and materials, including but not limited to, instructions and advertising, by the most relevant of the following identifications:

a.	“MAX-D is a Registered Trademark of MAX SOUND CORP.",

b.	“The Logo Symbol is a Trademark of MAX-D",

c.	“MAX SOUND and “MAX-D” are Registered Trademarks of MAX SOUND CORP."

On Licensed Products such words may be used on an exposed surface and at the beginning and end of a MAX-D processed video. LICENSEE shall use commercially reasonable efforts to ensure that such an acknowledgment appears in advertising at the retail level.

9.	Licensed Trademarks shall always be used in accordance with all applicable laws and regulations pertaining to their use.

10.
In no event shall LICENSEE use the Licensed Trademark in any way that suggests or connotes that it is a common, descriptive or generic designation. Whenever "MAX SOUND" or "MAX-D" is used, the letters shall be upper-case. "MAX SOUND" or "MAX-D" shall only be used as an adjective referring to an audio product and shall not be used as a noun or in any other usage, which may be associated with a generic use of the terms. In descriptive, instructional, advertising, or promotional material or media relating to Licensed Products, LICENSEE must use the Licensed Trademarks and expressions which include the Licensed Trademark "MAX SOUND" or "MAX-D" is used, with an appropriate generic or descriptive term (e.g. "powered by MAX SOUND", "MAX-D HD AUDIO", etc.), with reference to Licensed Products and their use.

11.
All uses of the Licensed Trademarks are subject to reasonable approval by LICENSOR. LICENSOR reserves the right to require LICENSEE to submit proposed uses to LICENSOR for written approval prior to actual use, provided that failure to timely respond to a submission shall be deemed approval. Upon request of LICENSOR, LICENSEE shall submit to LICENSOR samples of its own usage of the Licensed Trademarks and usage of the Licensed Trademarks by its subsidiaries, agents, distributors, and dealers.

12.	Licensed Trademarks shall be used in a manner that appropriately distinguishes them from other trademarks, service marks, symbols or trade names, including LICENSEE's Trade Name and Trademarks.

13.	LICENSEE may only use the Licensed Trademarks on and in connection with products that meet LICENSOR's reasonable quality standards.

14.	LICENSEE may not use the Licensed Trademarks on and in connection with products other than Licensed Products.

Ownership of the Licensed Trademarks

15.	LICENSEE acknowledges the validity and exclusive ownership by LICENSOR of the Licensed Trademarks.

16.
LICENSEE acknowledges that it neither owns nor claims any rights in the Licensed Trademarks and will not file any application for registration of the Licensed Trademarks, or any names or marks confusingly similar to the Licensed Trademarks, anywhere in the world.

Initial /s/ Gregory Halpern /s/ Aasim Saied	Private, Confidential, and Proprietary © 2014 Max Sound Corporation	pg. 8

Section 3.03 - Maintenance of Trademark Rights

17.
The expense of obtaining and maintaining Licensed Trademark registrations shall be borne by LICENSOR. LICENSOR, as it deems necessary, will advise LICENSEE of the grant of registration of such trademarks. LICENSEE and LICENSOR will comply with all applicable laws and requirements pertaining to the maintenance of the Licensed Trademarks, including the marking with notice of registration and the recording of LICENSEE as a registered or licensed user of such trademarks. The expense of registering or recording LICENSEE as a registered user or otherwise complying with the laws of any country pertaining to such registration or the recording of trademark agreements shall be borne by LICENSOR. LICENSEE shall advise LICENSOR of all countries where Licensed Products are sold, leased or used.

Trademark Enforcement

18.
LICENSEE shall immediately inform LICENSOR of all infringements, potential or actual, which it may learn of, of the Licensed Trademarks. It shall be the exclusive responsibility of LICENSOR, at its own expense, to terminate, compromise, or otherwise act at its discretion with respect to such infringements. LICENSEE agrees to reasonably cooperate with LICENSOR by furnishing, without charge, except out-of-pocket expenses, such evidence, documents and testimony as may be required therein.

Other-Trademark Purchasers

19.
To the extent only that technical standardization, equipment or signal source interchangeability, product identification and usage of the Licensed Trademarks are affected, the following conditions shall apply if LICENSEE sells or leases Licensed Products on a mass basis to an Other-Trademark Purchaser who does not hold a license with terms and conditions substantially similar to this Agreement. LICENSEE shall inform LICENSOR of the name, place of business, trademarks, and trade names of the Other-Trademark Purchaser before such Other-Trademark Purchaser sells, leases, or uses Licensed Products. LICENSEE shall obtain agreement from such Other-Trademark Purchaser not to modify, install, use, lease, sell, provide written material for or about, advertise, or promote Licensed Products in any way which is in conflict with any provision of this Agreement. It shall be the responsibility of LICENSEE to inform the Other-Trademark Purchaser of the provisions of this Agreement, to notify such Other- Trademark Purchaser that the provisions of this Agreement shall be applicable, through LICENSEE, in the same way as if the Licensed Products were sold by LICENSEE under LlCENSEE's Trade Names and Trademarks, to ensure by all reasonable means that such provisions are adhered to and, if requested by LICENSOR, to provide to LICENSOR samples on a loan basis of the Other-Trademark Purchaser's embodiment of the Licensed Products, as well as copies of such Other-Trademark Purchaser's advertising, public announcements, literature, instruction manuals, and the like.

Copyright Notice

20.	As applicable, LICENSEE shall provide the following copyright notice to all public distributions and disclosures of its LICENSE under this Agreement.

This product contains "MAX-D HD AUDIO" protected under international and U.S. copyright  laws. It's reproduction or disclosure, in whole or in part, or the production of works directly or indirectly derived therefrom without the express permission of MAX SOUND is prohibited. © 2010 MAX SOUND CORPORATION. All rights reserved.

License Notice

21.
On all Licensed Products, THE LICENSEE shall acknowledge that the Licensed Products are manufactured under license from LICENSOR. The following notice may be provided by LICENSEE on an exposed, visible surface, such as the back or the bottom, of all Licensed Products: "MAX-D HD AUDIO’ under license from MAX SOUND". Such notice shall be used in all instruction and servicing manuals.

Initial /s/ Gregory Halpern /s/ Aasim Saied	Private, Confidential, and Proprietary © 2014 Max Sound Corporation	pg. 9

Furnishing of Licensor Deliverables and Know-How

22.
Subject to export regulations and provisions of the United States government or any other applicable domestic or foreign jurisdiction, LICENSOR will promptly, following the Effective Date, furnish to LICENSEE:

a.	The Licensor Deliverables, copies of all documents and things evidencing the Know-How; and

b.
Upon request by LICENSEE, provide, as LICENSOR deems reasonable, NRE (Non-Recurring Engineering costs) consulting services regarding design considerations and general advice relating to the Licensed Products and the sale and use thereof, for all of which LICENSEE will also reimburse LICENSOR for travel and reasonable per diem expenses if applicable.

Use of Know-How and Sensitive Information

By LICENSEE

23.
LICENSEE shall use all Know-How and Sensitive Information solely for the purpose of manufacturing and selling Licensed Products under this Agreement and shall not use such information in an unauthorized way, and shall not divulge such Know-How or Sensitive Information or any portion thereof to third parties, unless such Know-How or Sensitive Information (a) was known to LICENSEE prior to its obtaining the same from LICENSOR; (b) becomes known to LICENSEE from sources other than either directly or indirectly from LICENSOR; or (c) becomes public knowledge other than by breach of this Agreement by LICENSEE.

24.
Upon termination of this Agreement, with respect to Know-How or Sensitive Information, LICENSEE shall promptly return to LICENSOR, at LICENSEE's expense, all documents and things supplied to LICENSEE as Know-How, as well as all copies and reproductions thereof.

By LICENSOR

25.
LICENSOR hereby agrees that throughout the term of this Agreement it shall not divulge to third parties, nor use in any unauthorized way Confidential Information and Know-How belonging to LICENSEE, unless such information (a) was known to LICENSOR prior to its obtaining the same from LICENSEE; (b) becomes known to LICENSOR from sources other than either directly or indirectly from LICENSEE, or (c) becomes public knowledge other than by breach of this Agreement by LICENSOR; or (d) is independently developed by LICENSOR. The obligations of this Section shall cease three (3) years from the date on which such know-how or confidential information is acquired by LICENSOR from LICENSEE under this Agreement.

Confidential Material

26.
All Deliverables by either party to the other are confidential and will be treated as such the receiving party and all that are under its direction and control.  Each party agrees to reproduce and/or internally disseminate these materials only on an "as needed" basis to the extent necessary according to the terms of the Agreement and to obtain confidentiality agreements from those to whom it provides such information. Neither party shall disclose such information to individuals or entities that do not maintain an employment or work for hire relationship with the receiving party. Each party shall keep a record of each copy made of such information and shall permit LICENSOR access to said record at times and places as LICENSOR may reasonably require.

Initial /s/ Gregory Halpern /s/ Aasim Saied	Private, Confidential, and Proprietary © 2014 Max Sound Corporation	pg. 10

SECTION 4 - PAYMENTS

Initial Payment

1.
Upon first LICENSEE sales (but no later than within three months of first sale), LICENSEE shall pay 50% of the NRE (Non-Recurring Engineering costs) to port the API AUDIO PROCESSOR onto the Licensee’s Device OS. LICENSEE shall pay all local fees, taxes, duties, or charges of any kind and shall not deduct them from the amount due. The NRE fee is payable in addition to the normal royalties due as specified in Section 4.

~~2.~~
LICENSOR has WAIVED the License Fee. The License Fee is due upon the execution of this Agreement, then on the monthly increment as stated in Section 4.1.  When the fee for the Licensed Devices which have been used, leased, sold, or otherwise disposed of by LICENSEE, the Initial Payment specified on the title page of this agreement shall be paid in full and LICENSEE shall stop paying the license fee, but shall continue paying royalties as specified in this section.

Royalties

3.
Subject to the provisions of this section, LICENSEE shall pay to LICENSOR royalties on Licensed Products which are processed by LICENSEE. The royalty payable shall be based on two dollars fifty cents USD ($2.50) per Licensed Product. Subject to the provisions of this section, LICENSEE shall pay to LICENSOR royalties on the Derivative Works processed by or for LICENSEE and incorporated in Licensed Products which are used, sold, leased, or otherwise disposed of by LICENSEE. The royalty payable shall be based on the schedule as detailed in Table D, hereinbefore defined, contained in Licensed Products, which are processed, by LICENSEE in successive calendar months from the effective date hereof, based on the schedule given in TABLE D of this Agreement.

Royalty Payments and Statements

4.	Unless provided otherwise in this Agreement, LICENSEE shall render statements and royalty payments as follows:

a.
LICENSEE shall deliver to the address shown on the cover sheet of this Agreement or such place as LICENSOR may from time to time designate, monthly reports certified by LICENSEE's chief financial officer or the officer's designate within 15 days after each calendar month.

b.
Alternatively, such reports may be delivered by emailing them to LICENSOR's email address shown on the cover sheet of this Agreement or such other physical or electronic addresses as LICENSOR may from time to time designate.  Royalty payments are due for each month at the same time as each monthly report and shall be made by wire transfer in United States funds to LICENSOR's bank as identified on the cover sheet of this Agreement or such other bank as LICENSOR may from time to time designate. LICENSEE shall pay all local fees, taxes, duties, or charges of any kind and shall not deduct them from the royalties due unless such deductions may be offset against LICENSOR's own tax liabilities.  Each monthly report shall contain such information as is reasonably necessary to substantiate any payments due hereunder.

c.	Any remittance in excess of royalties due with respect to the calendar day for which the report is due shall be applied by LICENSOR to the next payment due.

d.	LICENSEE's first report shall be for the calendar month following the execution of this Agreement.

e.
LICENSEE shall deliver a final report and payment of royalties to LICENSOR certified by LICENSEE's chief financial officer or the officer's designate within 30 days after termination of this Agreement throughout the world. Such a final report shall include a report of all royalties due with respect to Licensed Products not previously reported to LICENSOR. Such final report shall be supplemented at the end of the next and subsequent months, in the same manner as provided for during the Life of the Agreement, in the event that LICENSEE learns of any additional royalties due.

f.
LICENSEE shall pay interest to LICENSOR from the due date to the date payment is made of any overdue royalties or fees, including the Initial Payment, at the rate of 2% above the prime rate as is in effect from time to time at the bank identified on the cover page of this Agreement, or another major bank agreed to by the LICENSOR and LICENSEE in the event that the identified bank should cease to exist, provided however, that if the interest rate thus determined is in excess of rates allowable by any applicable law, the maximum interest rate allowable by such law shall apply.

Initial /s/ Gregory Halpern /s/ Aasim Saied	Private, Confidential, and Proprietary © 2014 Max Sound Corporation	pg. 11

Books and Records

5.	LICENSEE shall keep complete books and records of all sales, leases, uses, returns, or other disposals by LICENSEE of Licensed Products.

Rights of Inspecting Books and Records

6.
LICENSOR shall have the right, through a professionally registered accountant reasonably acceptable to LICENSEE (and provided that such accountant execute a confidentiality and non disclosure agreement with LICENSEE) at LICENSOR's expense, to inspect, examine and make abstracts of the said books and records insofar as may be necessary to verify the accuracy of the same and of the statements provided for herein but such inspection and examination shall be made during business hours upon reasonable notice, not more often than once per calendar year and shall be limited to the books and records of the immediately preceding twelve (12) months.  LICENSOR agrees not to divulge to third parties any Sensitive Information obtained from the books and records of LICENSEE as a result of such inspection unless such information (a) was known to LICENSOR prior to its acquisition by LICENSOR as a result of such inspection; (b) becomes known to LICENSOR from sources other than directly or indirectly from LICENSEE; or (c) becomes a matter of public knowledge other than by breach of this Agreement by LICENSOR.

SECTION 5 - STANDARDS OF MANUFACTURE AND QUALITY

Standardization and Quality

1.
LICENSEE shall make commercially reasonable efforts to abide by the MAX SOUND API Specifications, hereto appended in Appendix C and as modified from time to time by LICENSOR. All Licensed Product types are subject to acceptance testing by LICENSOR. All licensed products marked with the Licensed Trademarks must additionally comply with all applicable reasonable minimum quality standards issued and reasonably modified from time to time by LICENSOR. On all Licensed Products marked with the Licensed Trademarks LICENSEE shall abide by reasonable standards of quality and workmanship. Such quality standards shall apply to all aspects of Licensed Products which influence or reflect upon the audio quality or performance of the Licensed Products as perceived by the end user. LICENSEE shall with respect to all Licensed Products conform to any reasonable new quality standards requirements as specified by LICENSOR within a period of ninety (90) days of such specification in writing.

Right to Inspect Quality

2.
LICENSEE shall provide LICENSOR with such non-sensitive information concerning Licensed Products as it may reasonably require in performing its right to enforce quality standards under this Agreement. LICENSEE will, upon request, provide on a loan basis to LICENSOR a reasonable number of samples of Licensed Products for testing. In the event that LICENSOR shall complain that any Licensed Product does not comply with LICENSOR's quality standards, excepting newly specified standards falling within the ninety (90) day time limit of Section 5.01, it shall promptly so notify LICENSEE by written communication whereupon LICENSEE shall within ninety (90) days suspend the lease, sale or other disposal of the same.

Initial /s/ Gregory Halpern /s/ Aasim Saied	Private, Confidential, and Proprietary © 2014 Max Sound Corporation	pg. 12

SECTION 6 - TERMINATION AND EFFECT OF TERMINATION

Expiration of Agreement

1.
Unless this Agreement already has been terminated in accordance with the provisions of this section, this Agreement shall terminate five years from the Effective Date and thereafter is renewable at LICENSEE's request and Licensor's acceptance of said request.

Termination for Cause

2.
In the event that one party breaches any of its material obligations under this Agreement, subject to the conditions of Section 6.3, this Agreement shall terminate upon the non-breaching party’s giving sixty (60) days advance notice in writing, effective on dispatch of such notice, of such termination, giving reasons therefore to the breaching party, provided however, that, if the breaching party, within the sixty (60) day period, remedies the failure or default upon which such notice is based, then such notice shall not become effective and this Agreement shall continue in full force and effect. Notwithstanding the sixty-day cure period provided under the provisions of this Section 6.02, interest due under Section 4.5 shall remain payable and shall not waive, diminish, or otherwise affect any of LICENSOR's rights pursuant to this Section 6.2.

Effect of Termination

3.
Upon termination of the Agreement, except as provided herein, all licenses granted by LICENSOR to LICENSEE under this Agreement shall terminate, all rights LICENSOR granted to LICENSEE shall revert in LICENSOR, and all other rights and obligations of LICENSOR and LICENSEE under this agreement shall terminate.  However, the following rights and obligations of LICENSOR and LICENSEE shall survive to the extent necessary to permit their complete fulfillment and discharge, with the exception that subsection 3.h shall not apply in case of expiration as provided subsection in 6.1.

a.	LICENSEE's obligation to deliver a final royalty report and supplements thereto as required under Section 4;

b.
LICENSOR's right to receive and LICENSEE's obligation to pay royalties, under Article IV, including interest on overdue royalties, accrued or accruable for payment at the time of termination and interest on overdue royalties accruing subsequent to termination;

c.	LICENSEE's obligation to maintain books and records and LICENSOR's right to examine, audit, and copy as provided under Section 4;

d.	any cause of action or claim of either party accrued or to accrue because of any breach or default by LICENSEE;

e.	each party’s obligations with respect to Know-How, Confidential Information and Sensitive Information under the applicable provisions of this Agreement;

f.	LICENSEE's obligations to cooperate with LICENSOR with respect to Trademark enforcement under Section 3.04, with respect to matters arising before termination;

g.	LICENSEE's and LICENSOR's obligations regarding public announcements under Section 8; and

h.
LICENSEE shall be entitled to fill orders for Licensed Products already received and to make or have made for it and to sell Licensed Products for which commitments to vendors have been made at the time of such termination, subject to payment of applicable royalties thereon and subject to said Licensed Products meeting LICENSOR's quality standards, provided that LICENSEE promptly advises LICENSOR of such commitment upon termination.

The portions of the Agreement specifically identified in the sub-parts of this Section shall be construed and interpreted in connection with such other portions of the Agreement as may be required to give them full force and effect.

Initial /s/ Gregory Halpern /s/ Aasim Saied	Private, Confidential, and Proprietary © 2014 Max Sound Corporation	pg. 13

SECTION 7 - LIMITATIONS OF RIGHTS AND AUTHORITY

Limitation of Rights

1.
No right or title whatsoever in the any Intellectual Property, Know-How is granted, or implied to be granted by either party to the other or shall be taken or assumed by either party except as is specifically laid down in this Agreement or otherwise explicitly agreed upon in writing between the parties to this Agreement.

Limitation of Authority

2.
Neither party shall in any respect whatsoever be taken to be the agent or representative of the other party and neither party shall have any authority to assume any obligation for or to commit the other party in any way.

Disclaimer of Warranties and Liability: Hold Harmless

3.
LICENSOR has provided LICENSEE the rights and privileges contained in this Agreement in good faith.  LICENSOR hereby warrants and represents that the MAX SOUND MAX-D API Audio Processing technology, Know-How, Licensed Copyrighted Works, the Licensed Trademarks, or any part thereof embodying any of them are free from infringement of patents, copyrights, trademarks, service marks, or other proprietary rights of third parties.

4.
LICENSOR disclaims all liability and responsibility for consequential damages, whether or not foreseeable, that may result from the manufacture, use, lease, or sale of Licensed Products and parts thereof, and LICENSEE agrees to assume all liability and responsibility for all such damage and injury.

5.
Each party agrees to indemnify, defend, and hold the other harmless from and against all third party claims (including, without limitation, product liability claims), suits, losses and damages including reasonable attorneys' fees and any other expenses incurred in investigation and defense, arising out of each party’s undertakings pursuant to this Agreement, any breach of any terms of this Agreements and/or a breach of such party’s warranties and representations under this Agreement.

Limitation of Assignment by LICENSEE

6.
The rights, duties and privileges of either party hereunder shall not be transferred or assigned by it either in part or in whole without prior written consent of the other party. However, either party shall have the right to transfer its rights, duties and privileges under this Agreement in connection with its merger and consolidation with another firm or the sale of its entire business to another person or firm, provided that such person or firm shall first have agreed with the other party to perform the transferring party's obligations and duties hereunder.

Compliance with U.S. Export Control Regulations

7.
LICENSEE agrees not to export any technical data acquired from LICENSOR under this Agreement, nor the direct product thereof, either directly or indirectly, to any country in contravention of United States law.

8.
Nothing in this Agreement shall be construed as requiring LICENSOR to export from the United States, directly or indirectly, any technical data or any commodities to any country in contravention of United States law.

SECTION 8 - MISCELLANEOUS PROVISIONS

Language of Agreement: Language of Notices

1.
The language of this Agreement is English. If translated into another language, this English version of the Agreement shall be controlling. Except as may be agreed by LICENSOR and LICENSEE, all notices, reports, consents, and approvals required or permitted to be given hereunder shall be written in the English language representing the same intent as the original document.

Initial /s/ Gregory Halpern /s/ Aasim Saied	Private, Confidential, and Proprietary © 2014 Max Sound Corporation	pg. 14

Stability of Agreement

2.
No provision of this Agreement shall be deemed modified by any acts of either party, its agents or employees or by failure to object to any acts of the other party which may be inconsistent herewith, or otherwise, except by a subsequent agreement in writing signed by both parties. No waiver of a breach committed by either party in one instance shall constitute a waiver or a license to commit or continue breaches in other or like instances.

Public Announcements

3.	Neither party shall make any public statement unless mutually agreed to by both parties.

Address of LICENSOR and LICENSEE for all Other Communications

4.
Except as otherwise specified in this Agreement, all notices, reports, consents, and approvals required or permitted to be given hereunder shall be in writing, signed by an officer of LICENSEE or LICENSOR, respectively, and sent postage or shipping charges prepaid by certified or registered mail, return receipt requested showing to whom, when and where delivered, or by Express mail, or by a secure overnight or one-day delivery service that provides proof and date of delivery, or by facsimile, properly addressed or transmitted to LICENSEE or LICENSOR, respectively, at the address or facsimile number set forth on the cover page of this Agreement or to such other address or facsimile number as may from time to time be designated by either party to the other in writing. Wire payments from LICENSEE to LICENSOR shall be made to the bank and account of LICENSOR as set forth on the cover page of this agreement or to such other bank and account as LICENSOR may from time to time designate in writing to LICENSEE.

Applicable Law

5.	This Agreement shall be construed in accordance with the substantive laws, but not the choice of law rules, of the State of California.

Choice of Forum; Attorneys' Fees

6.
To the full extent permitted by law, LICENSOR and LICENSEE agree that their choice of forum, in the event that any dispute arising under this agreement is not resolved by mutual agreement, shall be the State of California, San Diego County.

7.
In the event that any action is brought for any breach or default of any of the terms of this Agreement or otherwise in connection with this Agreement, the prevailing party shall be entitled to recover from the other party all costs and expenses incurred in that action or any appeal therefrom, including without limitation, all attorneys' fees and costs actually incurred.

Construction of Agreement

Captions

8.	Titles and captions in this Agreement are for convenient reference only and shall not be considered in construing the intent, meaning, or scope of the Agreement or any portion thereof.

Singular and Plural

9.	Throughout this Agreement, words in the singular shall be construed as including the plural and words in the plural shall be construed as including the singular.

Initial /s/ Gregory Halpern /s/ Aasim Saied	Private, Confidential, and Proprietary © 2014 Max Sound Corporation	pg. 15

Complete Agreement

10.
This Agreement contains the entire agreement and understanding between LICENSOR and LICENSEE and merges all prior or contemporaneous oral or written communication between them. Neither LICENSOR nor LICENSEE now is, or shall hereafter be, in any way bound by any prior, contemporaneous or subsequent oral or written communication except insofar as the same is expressly set forth in this Agreement or in a subsequent written agreement duly executed by both LICENSOR and LICENSEE.

Severability

11.	Should any portion of this Agreement be declared null and void by operation of law, or otherwise, the remainder of this Agreement shall remain in full force and effect.

Company Representation and Warranty

12.
Each party represents and warrants to the other party that it is not a party to any agreement, and is not subject to any statutory or other obligation or restriction, which might prevent or restrict it from performing all of its obligations and undertakings under this License Agreement, and that the execution and delivery of this Agreement and the performance, by each party hereto, of its obligations hereunder have been authorized by all necessary action, corporate or otherwise.

Execution

13.
IN WITNESS WHEREOF, the said LICENSOR has caused this Agreement to be executed on the cover page of this Agreement, in the presence of a witness, by an officer duly authorized and the said LICENSEE has caused the same to be executed on the cover page of this Agreement, in the presence of a witness, by an officer duly authorized, in duplicate original copies, as of the date set forth on said cover page.

Initial:

MAX SOUND CORPORTATION	LICENSOR
/s/ Gregory Halpern	/s/ Aasim Saied

SECTION 9 - APPENDICES

APPENDIX A - "MAX SOUND MAX-D API AUDIO PROCESSOR"

Introduction
The MAXD library provides superior quality audio from compressed formats such as MP3, AAC, etc. The API allows you to select specific presets and to fine-tune your audio within three frequency ranges with the Wave Adjustment Tool (WAT©). The user GUI can be graphically built to the customer preferences, within the limits of the device the API is installed in. Additional custom presets can be created by MAXD and inserted into the API upon approval.

Overview
MAXD consists of a single shared library compiled for the target platform and delivered as a binary. The library is written in C++ and delivered with headers that can be used in either C or C++.

Initial /s/ Gregory Halpern /s/ Aasim Saied	Private, Confidential, and Proprietary © 2014 Max Sound Corporation	pg. 16

Usage
In a typical implementation, the MAXD library is inserted in the audio signal path immediately prior to the output. The host provides a single interleaved buffer or two mono buffers for processing. The processed buffer(s) is returned to the host for further processing.

Buffer Format
Buffers must be provided in linear PCM format and can be 8, 16, 24, or 32 bits. Internally, the MAXD processor converts the samples to floating point prior to processing. The samples are then converted back to the input format. MAXD supports any sample rate; however changing from one sample rate to another requires creating a new instance of the MAXD object.

Presets and EQ Settings
MAXD is preconfigured with presets that are tuned to different musical genres. A preset is set when a buffer is submitted for processing, and remains active until a different preset is selected. Wave Adjustment Tool (WAT©) equalization (low, medium, and high) is also available. Changes to equalization can only be made at the beginning of processing a new buffer.

APPENDIX B - TYPICAL SPECIFICATIONS FOR MAX SOUND MAX-D API

MAX SOUND MAX-D API software shall comply with the following audio specifications in production (when measured through a standard internet playback device);

Audio data rate for two channels:	PCM
Frequency Response:	20 Hz - 20 kHz+/-0.2 dB
Dynamic Range:	Greater than 85 dB
Distortion:	Less than 0.1% at 1 kHz
Less than 0.5%, 20 Hz - 20 kHz

APPENDIX C – MAX SOUND MAX-D API LICENSEE INFORMATION MANUAL

API
The API for MAXD is basic. The host application creates an instance of the MAXD object, passing in a default buffer size and sample rate. The host then simply calls the process routine as audio buffers become available.  LICENSEE will be placing API on their hosted servers for the purposes of processing their licensed content catalogue.  (See COMMAND LINE APPLICATION REQUIREMENTS – page 16)

Methods Instantiating a MAXD object
MaxSound(int buffLen, int sampleRate)
Parameters: buffLen: maximum buffer size
sampleRate: the sample rate to be used for this instance
Returns: new MaxSound instance

Buffer Processing
void processBuffer_i(const int* const inBuffer,
int* const outBuffer,
float low,
float med,
float,
int preset_id,
int dataLength)

Initial /s/ Gregory Halpern /s/ Aasim Saied	Private, Confidential, and Proprietary © 2014 Max Sound Corporation	pg. 17

Parameters:
inBuffer: pointer to input buffer
outBuffer: pointer to output buffer that will be filled by MAXD low: low band eq (range 0 to 100, 50 nominal)
med: medium band eq (range 0 to 100, 50 nominal)
high: high band eq (range 0 to 100, 50 nominal)
preset: preset ID, dependent on particular device
dataLength: length of valid data in buffer (<= max buffer length set in constructor)
Returns: none

Command Line Application Requirements
Proposed API
The application will be run on the command line as follows:
ms_processor -i input_filename -o output_filename -p preset -s sample_rate

•	When processing is complete, the application will return an error code of 0 if it is successful or 1 if it is not.
•	The application will write an error message to std_err if an error occurs.
•	The input wave file must be 16-bit linear PCM and can be at any sample rate.

APPENDIX D - MAX SOUND logos and trademarks

These are examples only, higher resolution graphics will be provided to the LICENSOR when needed.

APPENDIX E – Deliverables

1.	LICENSOR will:
2.1.1	Support a per device License-based business model, where LICENSOR will receive ($2.50) per device once sold (wholesale or retail).
2.1.2	MAX-D will develop and deliver a short video demo for Licensee showing the MAX-D Advantage.
2.1.2.1	The demo’s purpose will be to give Licensee’s end-users a chance to hear samples of why their device sounds better than other devices without MAX-D.
2.1.3	Provide Licensee with Music API.

2.	LICENSEE will:
2.2.1	Install MAX-D at the chip (OS) level of Licensee’s devices.
2.2.1.1	Plus adding relevant MAX-D Branding pursuant to this Agreement.
2.2.1.2	Deliver a short MAX-D video demo demonstrating the MAX-D Advantage.
2.2.2	Support a License-based business model, where LICENSOR will receive ($2.50) per device once sold (wholesale or retail).
2.2.3	Licensor will provide an exclusive music store on the device and will split all revenue equally after COGS. (Distribution Agreement signed under separate cover at a later date TBD).

Initial /s/ Gregory Halpern /s/ Aasim Saied	Private, Confidential, and Proprietary © 2014 Max Sound Corporation	pg. 18